PROXIMA(R)

                               RESELLER AGREEMENT

This is an Agreement ("Agreement") between Proxima Corporation ("Proxima"), a Delaware corporation having its principal place of business at 9440 Carroll Park Drive, San Diego, California 92121-2298, and Miami Computer Supply Inc. ("Buyer"), a Ohio corporation. This Agreement sets forth the general terms and conditions between Proxima and Buyer for the purchase of products ("Product" or "Products"). Terms and conditions specific to Buyer's classification are delineated in Exhibit A. Applicable Products, pricing and discounts are delineated in Exhibit B.

1. Term of Agreement. This Agreement is effective May 29, 1996, for a period of one (1) year ("Term"), and shall renew for successive one (1) year Terms unless either party provides notice to the other of an intent not to renew the Agreement within thirty (30) days of expiration of a Term.

2. Appointment. Proxima grants to Buyer, and Buyer accepts, the non-exclusive right to resell all Products offered during the Term of this Agreement. Proxima reserves the right to appoint other resellers or to make direct sales to anyone at any time without notice or liability.

3. Obligations.

(A) During the Term of this Agreement, Proxima agrees:

     (1) To support the Products and efforts by Buyer to sell the Products. Support may include, but is not limited to, sales leads generated through Proxima's marketing activities.

     (2) To provide, at the request and at no cost to Buyer, standard advertising materials and reasonable training to Buyer's employees in the sale and use of the Products.

     (3) To notify Buyer of any new Products to be made available under this Agreement.

     (4) To use reasonable efforts to maintain sufficient Product inventory to fill Buyer's orders as required. In the event a Product shortage occurs, Proxima will allocate any available Product to Buyer in proportion to Buyer's percentage of all like Buyer's purchases for that Product during the previous sixty (60) days.


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     (5) To provide Buyer with a monthly account statement listing all outstanding invoices, payments made and credits issued since the date of the previous statement.

     (6) To provide Buyer a quarterly accounting of Sales Goal achievement, rebate credits issued and Marketing Development Funds (MDF) accrued and available.

(B) During the Term of this Agreement, Buyer agrees:

     (1) To list the Products in its catalogs and make the Products available to its customers.

     (2) To advertise, promote and use Buyer's best efforts to sell the Products.

     (3) To make Buyer's facilities available and assist Proxima in providing Product training and support.

     (4) To provide Product technical assistance to its customers as it is reasonably able to do so, and refer all other unresolved technical matters directly to Proxima.

     (5) To develop and implement an acceptable business and marketing plan for the promotion and sale of the Products. Buyer and Proxima will review the plan, as required, but no less than every six (6) months.

     (6) To provide current financial information to Proxima every six (6) months.

     (7) Not to submit orders for less than $150.00.

     (8) To conduct its business in a way to maintain the highest quality professionalism in all dealings with its customers. Buyer is responsible for customer satisfaction and agrees to participate in customer satisfaction programs developed by Proxima.

     (9) To ensure that Buyer's compensation/incentive plans for its employees who market Proxima Products are fair to Proxima in relation to Buyer's plans for any competitive products Buyer markets.

     (10) To furnish sales receipts to your customers upon delivery of products specifying customer's name and address, machine model, and date of sale.

4. Price. Prices to Buyer are determined solely by Proxima and may be revised at any time upon written notice to Buyer. The Product pricing established in Exhibit B is exclusive of state and local use, sales and property taxes and duties. Buyer is responsible for all taxes and duties incurred as a result of the purchase of Products. All applicable taxes will be included on Buyer's invoice unless Buyer provides Proxima with a valid reseller exemption certificate for the applicable taxing jurisdiction. Buyer is free to establish its own resale prices.


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Proxima agrees to provide the same pricing and discounts to Buyer as to other
Resellers who buy the same Products in substantially the same amounts under substantially similar terms and conditions, and who compete with Buyer.

5. Price Increase. Proxima will provide Buyer with a written notice thirty (30) days prior to any price increase. Buyer may order any quantity of Product during the notification period at the lower price, however, all Product on order or ordered during the notification period which is scheduled for delivery more than forty-five (45) days from the date of notification will be invoiced at the increased price.

6. Price Decrease. Price reductions will be applied to all Product on order, in transit or purchased in the previous thirty (30) days and remaining in Buyer's inventory on the effective date of the price decrease. Proxima will promptly issue an account credit for the difference between the invoiced price and the decreased price for units in inventory, or in transit. On order units will be invoiced at the decreased price. Proxima reserves the right to physically verify inventory.

7. Product Revisions. Proxima reserves the right to modify, add or eliminate Products which are available under this Agreement at any time on written notice to Buyer.

8. Delivery. Delivery occurs F.O.B. Proxima's warehouse in San Diego, California, USA, and Buyer receives title upon delivery. In the absence of carrier selection and shipment instructions from the Buyer, Proxima will make all carrier selections. Buyer is responsible for all costs and expenses related to Product delivery including, but not limited to, freight, taxes, duties, insurance, and risk of loss.

Orders placed and scheduled for shipment at a net purchase price of $35,000 or more, and shipped to the Buyer's location within the contiguous forty-eight United States, will be shipped prepaid. In addition to normal freight charges, a $50.00 special handling surcharge will be applied to each drop shipment location other than the Buyer's normal address. Multiple drop shipment locations on one order will receive a corresponding number of special handling surcharges.

9. Credit. Proxima may establish a line of credit (under the terms and conditions of Proxima's Credit Application) which Buyer agrees not to exceed. This line of credit may be changed or canceled at Proxima's sole discretion if Buyer's financial condition changes during the Term of this Agreement or if Buyer fails to comply with the payment terms herein.

10. Payment. Payment terms are cash in advance, or with approved credit, two percent (2%) fifteen (15) days or next sixty (60) days from the date of invoice.

If Buyer does not comply with Proxima's payment terms, Proxima may declare Buyer in default, terminate this Agreement at its option and pursue any or all of the following remedies: (1) collect interest at the lower of the rate of one and one-half percent (1-1/2%) per month or the maximum


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interest under applicable law on all invoices older than thirty (30) days; (2)
declare all unpaid balances, including interest, immediately due and deny any further credit; (3) repossess Products not paid for in full and remaining in the possession of Buyer; (4) cancel any unshipped orders; or (5) any other remedies available at law or in equity.

Proxima reserves a purchase money security interest in Products, and Buyer grants Proxima a purchase money security interest in Buyer's proceeds from the sale of, and account receivable for, Products until Proxima receives the amounts due. Buyer agrees to sign an appropriate document (for example, a "UCC-1") to permit Proxima to perfect its security interest.

11. Product Returns. All Products returns authorized below require a Proxima issued Return Merchandise Authorization (RMA) number. Where applicable, upon receipt of the Products at Proxima's warehouse, an account credit will be issued for the full purchase price less any previously applied discounts or credits.

(A) Stock Balancing. Buyer may return current Product remaining in its inventory at the end of each calendar quarter provided that: (i) Products are unused and in the original, unopened packaging; (ii) Buyer pays all transportation charges and bears risk of loss until Products are received at Proxima's warehouse; and
(iii) the total returns do not exceed fifteen percent (15%) of the previous quarter's purchases.

(B) Product Discontinuation. Within thirty (30) days after receipt of notification of a Product discontinuation, Buyer may return all such unused Product remaining in Buyer's inventory in their original, unopened packaging. Discontinued Products are to be shipped F.O.B. Buyer's warehouse, freight collect via the carrier of Proxima's choice.

(C) Defective Product. Buyer may return any Product found to be defective upon delivery for full account credit provided the return is made within sixty (60) days after original shipment. Warranty returns are to be shipped F.O.B. Buyer's warehouse, freight collect via the carrier of Proxima's choice.

12. Rebate. Buyer may earn Rebate credits to its account based upon achievement of Quarterly Sales Goals as described in Exhibit A.

13. Market Development Funds (MDF). In accordance with the Exhibit A, Buyer may reclaim certain marketing and promotional expenditures relating to Proxima Products provided that Buyer submits the advertisement or promotion to Proxima for review and approval, and receives such approval in writing prior to its initial release. Then, upon submittal of invoice copies for actual expenses incurred, Buyer's account will be credited in the amounts and in the manner specified in Exhibit A.

14. Special Promotions. Proxima may from time to time offer Buyer special promotional pricing and/or Products. Promotional pricing is not considered a price decrease. Buyer will comply with any specific terms and conditions associated with the promotion.


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15. Warranty. Proxima warrants that the Products will be free from defects in material and workmanship, and will perform in accordance with their specifications for a period of one (1) year from the date of purchase by the end user customer, as evidenced by a sales receipt or invoice showing the date of purchase. During the warranty period, Proxima, at its sole option, will repair or replace defective parts or units at no charge.

Proxima will not be responsible for repair of damage resulting from: (1) abnormal conditions such as accidents, fire or water; (2) negligent use or misuse of the Products; (3) maintenance repairs, modifications or alterations performed by any person other than an employee of Proxima; or (4) any cause other than ordinary use.

16. Limitation of Liability. THE FOREGOING EXPRESS WRITTEN MANUFACTURER'S WARRANTIES AND REMEDIES ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER WARRANTIES OR REMEDIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. PROXIMA SHALL IN NO EVENT BE LIABLE TO BUYER, OR ANY THIRD PARTY, FOR ANY CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITY, LOSS OF GOODWILL, AND/OR INTERFERENCE WITH BUSINESS RELATIONSHIPS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. PROXIMA SHALL IN NO EVENT BE LIABLE FOR ANY DAMAGE TO OR FAILURE OF OTHER EQUIPMENT TO WHICH THE PRODUCTS ARE CONNECTED. IN THE EVENT PROXIMA IS FOUND LIABLE FOR ANY DAMAGES RELATING IN ANY WAY TO THIS AGREEMENT, PROXIMA'S MAXIMUM LIABILITY SHALL NOT EXCEED THE GREATER OF $50,000 OR THE PRICE CHARGED TO BUYER FOR THE PRODUCT THAT IS THE SUBJECT OF THE CLAIM.

17. Indemnification. If any third party claims that a Product infringes its issued United States patent, Proxima will indemnify and hold Buyer harmless against any damages, judgments, or settlements (including costs and reasonable attorneys' fees) resulting from the claim, provided that Buyer promptly notifies Proxima in writing of the claim, permits Proxima to take over the defense and reasonably cooperates with Proxima in said defense. Proxima has the right to select counsel and may settle the matter. If such a claim is made or appears likely to be made relating to a Product in Buyer's inventory, Buyer agrees to permit Proxima, at its option to: (1) substitute a comparable non-infringing Product; (2) modify the Product to make it non-infringing; (3) obtain a right for continued use or sale of the Product (all at Proxima's expense), or (4) if the above are not reasonably available, buy back all such Products remaining in their original unopened packaging at the original purchase price. If such Products have been used, but are still in Buyer's possession, Proxima will buy back all such Products at the original purchase price less depreciation. This indemnification does not apply to claims resulting from modification of the Products or claims resulting from combination of the Products with any other devices. This provision sets forth Proxima's entire obligation to Buyer regarding any claim of infringement.


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In addition to any damages Buyer may be liable for under law and the terms of this Agreement, Buyer will indemnify Proxima for claims by others made against Proxima (particularly regarding statements, representations, or warranties not authorized by Proxima) arising out of this Agreement or as a result of Buyer's relations with anyone else.

18. Assignment. Proxima may assign its rights under this Agreement. Buyer may not assign any rights or delegate any obligations under this Agreement, or appoint any other agent to represent Buyer or to market the Products, without Proxima's prior written consent. Any attempt to do so without prior written consent is void.

Buyer agrees to provide Proxima with prompt written notice (unless otherwise precluded by law) of any change, or anticipated change, in Buyer's financial condition or business structure (for example, a material change in equity ownership or management, or closing or relocation of a primary business location). Such change or failure to give notice may result in termination of this Agreement.

19. Enforcement of Provisions. The failure on any occasion by either party to enforce any provision of this Agreement will not prevent enforcement of that provision on any other occasion.

20. Relationship of the Parties. Buyer is an independent contractor and has no right or authority to bind Proxima or to assume or to create any obligation or responsibility, express or implied on behalf of Proxima. Nothing in this Agreement shall be construed as creating a partnership of the relationship of principal and agent between Buyer and Proxima.

21. Termination of Agreement. Either party may terminate this Agreement without cause or liability by giving ninety (90) days written notice to the other party. Buyer agrees that Proxima's only obligation in the event it terminates this Agreement is to provide the notice called for in this provision and Proxima is not liable for any claims or losses if Proxima does so.

Except as otherwise provided, either party may terminate this Agreement without liability in the event that the other party is in default of any obligation or responsibility under this Agreement and such default continues unresolved for a period of thirty (30) days after written notice or recurs at any time following written notice and cure. Any default under this Agreement or Proxima's Credit Application shall be deemed a default under both agreements.

This Agreement shall automatically terminate without notice in the event that either party ceases conducting business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under the Federal Bankruptcy Act or any other federal or state statute relating to insolvency.

Upon termination or expiration of the Term, Buyer must immediately pay Proxima all amounts due. Buyer may return any Product remaining in inventory under the provisions of Section 11 of the Agreement. Proxima may offset any amounts due Buyer, if any, against amounts due to


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Proxima. Any terms of this Agreement which by their nature extend beyond termination/expiration, remain in effect until fulfilled.

22. Force Majeure. Neither party will be liable to the other for delay in performing any obligations under this Agreement, except the obligation to make payments, due to circumstances beyond its reasonable control, including, but not limited to, revolutions, insurrections, riots, wars, acts of enemies, national emergency, strikes, floods, embargoes, inability to secure materials or transportation, and acts of God or governmental authorities.

23. Notices. Any required or permitted notice will be deemed to have been given when received in writing at the address of the party being given notice.

24. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California excluding its choice of law statutes.

25. Judicial Interpretation. Any provisions in this Agreement which are found to be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

26. Causes of Action. Both parties will act in good faith to resolve disputes. Neither party will bring legal action more than two years after the cause of action arose. Any legal action will only be commenced in the State of California, County of San Diego and Buyer hereby consents to personal jurisdiction in said forum.

27. Compliance with Laws and Regulations. Both parties will comply with applicable federal, state, and local laws, rules, regulations and executive orders. Buyer will be responsible for obtaining all permits, licenses, or certificates required by any regulatory body for the use or resale of the Products.

28. Modifications. All modifications of this Agreement must be in writing and signed by an authorized representative of each party.


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29. Complete Agreement. This Agreement and its Exhibits contain the complete and exclusive agreement between the parties and supersede all other prior or contemporaneous written or oral communications between the parties relating to the subject matter hereof.

The terms and conditions of each party's purchase orders, invoices, acknowledgements/confirmations or similar documentation shall apply to any order and any such terms and conditions shall be deemed objected to without need of further notice.

                                    PROXIMA CORPORATION
                                    9440 Carroll Park Drive
                                    San Diego, CA 92121-2298


                                    BY:_________________________________________
                                           Signature                   Date

                                    NAME:_______________________________________


                                    TITLE:______________________________________


                                    BUYER


                                    BY:_________________________________________
                                           Signature                   Date

                                    NAME:_______________________________________


                                    TITLE:______________________________________


                                    ADDRESS:____________________________________


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                                     PROXIMA
                               RESELLER AGREEMENT
                                    EXHIBIT A


A. MINIMUM DOLLAR VOLUMES

To qualify as a Proxima reseller, Buyer agrees to purchase a minimum of $500,000 in Proxima Products, net of discounts and credit during the Term of this Agreement.

B. REBATE

Reseller has the opportunity to earn rebates based on achievement of quarterly net purchase goals outlined below:

         QUARTERLY NET PURCHASE GOAL                   REBATE
         ---------------------------                   ------

           $200,000 - 299,000                            0.5
           $300,000 - 399,999                            1.0
           $400,000 - 499,999                            1.5
           $500,000+                                     2.0

In the month following the end of each calendar quarter, Proxima will calculate Buyer's rebate credit due for the quarter just ended. Proxima will promptly issue a credit to Buyer's account. For purposes of calculating rebates, each quarter is independent and no purchase dollars shall be cumulative one quarter to the next. Orders containing discounts above those offered in Exhibit B will not qualify for rebate credit.

C. MARKET DEVELOPMENT FUND (MDF)

Buyer may reclaim expenses incurred for certain marketing activities such as advertising, promotions, trade shows, direct mail and other marketing needs through the use of MDF credits. Buyer may also at its sole discretion, use MDF credits to purchase marketing programs that may be developed by Proxima from time to time and made available to the Buyer. MDF up to a maximum of $10,000 is available as follows:

     1. MDF credits are accumulated for Buyer based upon Buyer's net shipments multiplied by a factor of two (2%) percent.

     2. All MDF credits are held by Proxima until the sooner of (i) a claim, approved by Proxima, is processed, or (ii) termination/expiration of the Agreement in which event unused credits will be forfeited by Buyer. In the event the Agreement is renewed for another Term, unused credits from the prior Term do not carry over.


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     3. Buyer may request Proxima to apply MDF credits to Buyer's account provided that:

          A.   The request is within sixty (60) days of the event;
          B.   Buyer contributes fifty (50%) percent of event cost; and
          C. Buyer has submitted a request and received, in writing, from Proxima, notification that the event meets Proxima qualifications for MDF, prior to the event date; and
          D. Buyer has submitted final invoice copies as proof of event, and other information as requested by Proxima Marketing after the event.

     4. Orders containing discounts above those offered in Exhibit B will not be included in calculating Buyer's MDF credits.

     5. In the following month, Proxima will calculate and apply buyer's MDF credits and notify Buyer of remaining MDF availability.

     6. Proxima reserves that absolute right to determine the suitability and/or eligibility of any expenditure for reimbursement in accordance with Proxima Marketing Department Guidelines and Section 13 of the Agreement.

     7. Proxima reserves the right to change the requirements for or discontinue the availability of MDF upon thirty (30) days written notice.

D. DEMONSTRATION HARDWARE

From time to time, Proxima may offer the Buyer demonstration equipment under special program terms. If Buyer takes advantage of Proxima's demonstration program terms, Buyer must retain possession of the demonstration equipment for at least six (6) months after it has made payment to Proxima for the equipment. Failure to do so is cause of termination of this Agreement.


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